MFA MORTGAGE INVESTMENTS, INC. 350 Park Avenue New York, New York 10022

PRESS RELEASE		FOR IMMEDIATE RELEASE

May 17, 2006		NEW YORK METRO

CONTACT:	MFA Investor Relations	NYSE: MFA
800-892-7547
www.mfa-reit.com

MFA Mortgage Investments, Inc.
Announces Second Quarter 2006 Portfolio Repositioning

     MFA Mortgage Investments, Inc. (NYSE: MFA) announced today that it further repositioned its MBS portfolio in order to positively impact its portfolio spread and to reduce interest rate risk. This repositioning consisted of the sale of approximately $1 billion of MBS with realized losses of approximately $25 million. This action was predicated on a number of factors including the negative impact of continued Federal Reserve tightening; increasing inflationary pressures from higher capacity utilization, a weaker U.S. dollar and the elevated prices of energy and other commodities; and the relatively flat yield curve.

     Realized losses from the sale did not impact MFA’s book value per share of common stock because, in general, the reduced market values were already reflected in the carrying values of these MBS. The MBS sold were lower-yielding assets acquired when short-term interest rates were substantially lower than they are today. As a result of this asset sale, MFA’s portfolio spread has increased and leverage has been reduced. Had this repositioning occurred at March 31, 2006, the asset-to-equity ratio of approximately 7.0X would have been reduced to approximately 5.6X. With reduced leverage and a high quality adjustable-rate MBS portfolio, MFA is strategically positioned to take advantage of more attractive investment opportunities as they arise.

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” and similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. These forward-looking statements are subject to various risks and uncertainties, including, but not limited to, those relating to: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; MFA’s ability to use borrowings to finance its assets; changes in government regulations affecting MFA’s business; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in reports that MFA files from time to time with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date they are made and MFA does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

Reconciliation of Non-GAAP Financial Measures

     This press release contains a disclosure relating to MFA’s pro-forma ratio of assets-to-equity at March 31, 2006, which may constitute a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The table below presents the reconciliation of the Company’s balance sheet at March 31, 2006 to the pro-forma balance sheet at March 31, 2006, had the MBS sold during May 2006 occurred at March 31, 2006. MFA’s management believes the sale of MBS, which were carried at their fair value of $1.059 billion at March 31, 2006, is material information that will enable investors to better understand the impact of this repositioning. Management also believes that this financial measure enhances the ability of investors to better anticipate its future operating performance. This financial measure does not take into account the effect of any other items that have occurred since March 31, 2006, that either separately or in the aggregate, could have a significant impact on the Company’s financial position or results of operations. Such other items include, but are not limited to, changes in the market value of the MBS sold and MBS held, dividends declared, changes in the market value of hedging instruments, operating results, cash flows, losses incurred on the sale of MBS and stock repurchases. The information presented should not be used as a substitute in assessing MFA’s projected financial condition subsequent to March 31, 2006. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. MFA’s pro-forma consolidated balance sheet and pro-forma ratio of assets-to-equity at March 31, 2006 are reconciled with such measures calculated in accordance with GAAP as follows:

(In Thousands)	3/31/06		MBS Repositioning Sales	Pro-forma 3/31/06

Assets:	(Unaudited)		(Unaudited)	(Unaudited)
MBS, at fair value	$4,540,596		(1,059,432)	$3,481,164
Cash and cash equivalents	74,944		105,943	180,887
Accrued interest receivable	20,156			20,156
Interest rate cap agreements, at fair value	2,364			2,364
Swaps, at fair value	3,088			3,088
Real estate	20,748			20,748
Goodwill	7,189			7,189
Prepaid and other assets	1,763			1,763

Total Assets	$4,670,848		(953,489)	$3,717,359

Liabilities:
Repurchase agreements	3,953,000		(953,489)	2,999,511
Accrued interest payable	31,645			31,645
Mortgages payable on real estate	16,477			16,477
Accrued expenses and other liabilities	6,597			6,597

Total Liabilities	4,007,719		(953,489)	3,054,230

Stockholders' Equity	663,129			663,129
Total Liabilities and Stockholders' Equity	$4,670,848			$3,717,359

Financial Ratio:

Assets-to-Equity Ratio	7.0	x		5.6	x